Exhibit 16.1

March 28, 2022

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Commissioners:

We have read Item 4.01 included in the Form 8-K of GrowGeneration Corp. filed with the Securities and Exchange Commission regarding its change in auditors. We agree with the statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01.

Very Truly Yours,

Plante & Moran, PLLC